Exhibit 10.8

CONFIDENTIAL TREATMENT REQUESTED BY THE FEDERAL HOME LOAN BANK OF PITTSBURGH

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) dated this 31st day of January, 1996 is entered into by and between Eric J. Marx (“Executive”) and the Federal Home Loan Bank of Pittsburgh (“Bank”).

WHEREAS The Executive had been previously offered employment with the Bank; and

WHEREAS That offer of employment provided that the Executive was to be covered by a Key Executive Severance Plan (“Plan”) as a condition of employment; and

WHEREAS The Executive has accepted the offer of employment and has acted thereon by resigning his employment elsewhere; and

WHEREAS The Bank desires to convert the Plan into an agreement with the Executive to ensure that he is the only executive at the Bank covered by the terms of the Plan; and

WHEREAS The Bank is willing to continue to provide the benefits that were provided for under the Plan to the Executive if the Executive agrees to convert the Plan to an agreement.

NOW THEREFORE, In consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties agree as follows:

Section 1.0 EFFECTIVE DATE

This Agreement is effective as of the date first written above.

Section 2.0 UNILATERAL RIGHT TO AMEND AND TERMINATE

This Agreement may at any time or from time-to-time be amended, suspended, or reinstated, in whole or in part, and may at any time be terminated by action of the Board of Directors. However, no amendment, suspension, or termination of the Agreement by the Board of Directors shall, without the consent of the Executive, affect the rights of the Executive to any benefits previously determined by the Board to be payable which has not yet been paid to the Executive.

Under no circumstances are the terms or benefits provided under this Agreement to be construed to constitute a continuing obligation, promise or contract on the part of the Bank, or to vary the at-will employment relationship between the Bank and the Executive.

CONFIDENTIAL TREATMENT REQUESTED BY THE FEDERAL HOME LOAN BANK OF PITTSBURGH

Executive Severance Agreement

Section 3.0 BENEFITS PROVIDED

Until this Agreement is modified, suspended, or terminated, the Executive is eligible for severance benefits when a Qualifying Event occurs as defined below:

3.1	Qualifying Event - Job Loss:

(i)	The Executive’s employment is terminated for other than Cause; or

(ii)	The Executive resigns employment for Good Reason.

3.2	Qualifying Event - Change-in-Control

(i)	The occurrence of the Executive’s Job Loss as define in Section 3.1 within twelve months before or twelve months after the occurrence any of the following events:

-	The Bank is merged or consolidated or reorganized into or with another bank or other entity, or another bank or other entity is merged into the Bank;

-	The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity; or

-	The adoption of any plan or proposal for the liquidation or dissolution of the Bank.

3.3	Severance Payments

(a)	Upon the occurrence of a Qualifying Event- Job Loss, the Executive is entitled to 12 months base salary.

(b)	Upon the occurrence of a Qualifying Event- Change-in-Control, the Executive is entitled to 2.99 times the average of the three preceding calendar years’ base salary, bonuses, and any other cash compensation paid to the Executive during such years.

CONFIDENTIAL TREATMENT REQUESTED BY THE FEDERAL HOME LOAN BANK OF PITTSBURGH

Executive Severance Agreement

(c)	Payment under either Section 3.3(a) or Section 3.3(b) will be made in the form of a lump sum, or in the form of salary continuation, at the Bank’s sole discretion. In no case may the payment(s) to the Executive result in the Executive receiving more than 80% of the Bank President’s compensation in any given calendar year period. It is hereby agreed that the Bank shall not be obligated or required to make a payment that would violate statute, regulation or policy of the Federal Housing Finance Board.

3.4	Other Severance Benefits:

(a)	The Bank will continue the Executive’s medical, dental, and life insurance premium payments just as though the Executive were an active employee during the period of salary continuation. In the event the severance payment(s) are provided in the form of a lump sum payment, the Executive’s medical, dental, and life insurance coverage will be continued for the period under which the Executive was eligible for salary continuation payments.

(b)	The Bank will provide the services of an outplacement assistance firm to the Executive for a period of one year following separation of employment. The selection of an outplacement firm and the scope of outplacement assistance services provided to the Executive will be at the discretion of the Bank.

(c)	The Executive may be eligible to be considered for a prorated incentive award, based on the recommendation of the President and as approved by the Board of Directors.

(d)	The Executive may purchase the Bank-provided automobile, if applicable, at the fair market value.

(e)	The executive will receive payment of all unused, accrued vacation benefits in the next regular payroll following the separation date.

(f)	The Executive’s participation in the Bank’s qualified and non qualified retirement and thrift plans, and all other Bank compensation programs, will cease as of the Executive’s last day of active employment.

CONFIDENTIAL TREATMENT REQUESTED BY THE FEDERAL HOME LOAN BANK OF PITTSBURGH

Executive Severance Agreement

3.5	Exclusions:

The Executive is not eligible to receive benefits under the Agreement in the event of death, Disability, or Retirement, as defined in Section V.

Section 4.0 DEFINITIONS

4.1	Retirement. For purposes of this Agreement only, termination of the Executive’s employment based on Retirement shall mean the planned and voluntary termination by the Executive on or after reaching the earliest retirement age permitted by the Bank’s qualified retirement plans.

4.2	Disability. For purposes of this Agreement only, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Bank for an aggregate of twelve (12) out of fifteen (15) consecutive months and, within thirty (30) days after notice, the Bank may terminate Executive’s employment with the Bank for “Disability”.

4.3	Cause. The Bank may terminate the Executive’s employment for Cause. For purposes of this Agreement only, the Bank shall have “Cause” to terminate the Executive’s employment hereunder only upon (i) the continued failure of the Executive to perform his duties with the Bank (other than any such failure resulting from Disability), after a demand for performance is delivered to the Executive by the President of the Bank, which specifically identities the manner in which the Executive has not performed his duties, (ii) the personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); or (iii) the removal of the Executive for cause by the Federal Housing Finance Board pursuant to 12 U.S.C. 1422b(a)(2). The Executive will not be deemed to have been terminated for Cause until the President has obtained the approval of the Board of Directors. Approval by the Board is not required if the Executive is terminated for cause by the Federal Housing Finance Board pursuant to 12 U.S.C. 1422b(a)(2).

CONFIDENTIAL TREATMENT REQUESTED BY THE FEDERAL HOME LOAN BANK OF PITTSBURGH

Executive Severance Agreement

4.4	Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Plan “Good Reason” shall mean any of the following:

(i)	a change in the Executive’s status or position as a key employee of the Bank which does not represent a promotion from the Executive’s status and position (“Position”), or the assignment to the Executive of any duties or responsibilities which are inconsistent with such Position, or any removal of the Executive from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Executive’s employment for Cause or Disability, or as a result of the Executive’s death;

(ii)	any failure by the Bank to continue in effect any plan or arrangement, including, without limitation, benefit and incentive plans, in which the Executive is participating, unless such Plans have been replaced with similar benefits that are not materially less than the Executive’s benefits under such Plans;

(iii)	the Executive’s relocation to any place more than seventy-five (75) miles from the location at which the Executive performed his duties, except for required travel by the Executive on the Bank’s business to an extent substantially consistent with the Executive’s business travel obligations; or

(iv)	any material breach by the Bank of any provisions of this Agreement.

Section 5.0 BENEFIT DETERMINATION

Until a determination of eligibility for payment has been made by the Board of Directors, the Executive does not have a vested right to benefits under the Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY THE FEDERAL HOME LOAN BANK OF PITTSBURGH

Executive Severance Agreement

Section 6.0 MISCELLANEOUS PROVISIONS

Any decision arising out of or in connection with the construction, interpretation or administration of this Agreement will lie within the Board’s absolute discretion and will be binding on all parties.

IN WITNESS WHEREOF, the parties have set their hand and seal as of the date first written above.

FEDERAL HOME LOAN BANK		ERIC J. MARX
OF PITTSBURGH

BY:	/s/ Jane P. Duffy	BY:	/s/ Eric J. Marx

TITLE:	SVP